EXHIBIT 99.1

Monarch Casino & Resort Reports Record 2021 Fourth Quarter Financial Results

RENO, Nev., Feb. 09, 2022 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported record operating results for the fourth quarter and full year ended December 31, 2021, as summarized below:

($ in thousands, except per share data and percentages)

2020 comparison

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Increase	2021	2020	Increase
Net revenue	$111,068	$58,377	90.3%	$395,377	$184,413	114.4%

Net income	19,871	15,260	30.2%	68,488	23,678	189.2%

Adjusted EBITDA(1)	$39,015	$13,898	180.7%	$137,294	$43,161	218.1%

Basic earnings (losses) per share	$1.06	$0.83	27.7%	$3.68	$1.30	183.1%
Diluted earnings (losses) per share	$1.02	$0.80	27.5%	$3.53	$1.25	182.4%

2019 comparison

For the benefit of our stockholders, we also include the below comparison to 2019 to show “pre-COVID” information(2):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2019	Increase	2021	2019	Increase
Net revenue	$111,068	$62,080	78.9%	$395,377	$249,166	58.7%

Net income	19,871	6,196	220.7%	68,488	31,816	115.3%

Adjusted EBITDA(1)	$39,015	$14,142	175.9%	$137,294	$61,687	122.6%

Basic earnings per share	$1.06	$0.34	211.8%	$3.68	$1.77	107.9%
Diluted earnings per share	$1.02	$0.33	209.1%	$3.53	$1.70	107.6%

(1)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(2)	In late 2020, we began to open our new hotel tower, casino expansion and additional new amenities at our Monarch Casino Resort Spa Black Hawk.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our fourth quarter results capped a year of significant operational and financial accomplishments for Monarch. In 2021, we successfully transformed our Monarch Black Hawk into a full-scale casino resort spa. On May 1, 2021, we immediately took advantage of the elimination of betting limits in Black Hawk and expanded our game mix. At Atlantis in Reno, we completed the redesign and upgrade of our high-end suites on the top two floors of the concierge hotel tower. We believe that all these factors contributed to record fourth quarter and full year financial results. We are honored to have received the prestigious distinction by Forbes, ranking Monarch 39th on the list of America’s Best Small Companies.

“New COVID variants continue to create labor market shortages and wage pressure, resulting in increased labor costs. In addition, supply chain constraints and price inflation continued to impact our operating costs.

“Net revenue and Adjusted EBITDA in the fourth quarter of 2021 were $111.1 million and $39.0 million, respectively, and were both fourth quarter records. Our full year net revenue and Adjusted EBITDA of $395.4 million and $137.3 million, respectively, were both all-time records. We also achieved record fourth quarter and full year Adjusted EBITDA margin of 35.1% and 34.7%, respectively.

“Our Monarch Black Hawk operations continued to ramp up in the fourth quarter. In mid-December 2021, we opened an all-new sports book, lounge and bar along with additional casino space within the legacy facility. In the coming days, we expect to debut a new specialty restaurant, which will provide our guests with an outstanding dining experience while increasing restaurant seating capacity at the property by approximately 35%. We continue to gain noticeable market share and attract high value players from across Colorado’s Front Range, who had previously traveled to other markets, such as Las Vegas, for a high-end casino entertainment experience. We remain extremely bullish on the trajectory of the property’s performance.

“The Reno economy remains robust, while gaming remains extremely competitive. Winter weather impacted certain weekends in December 2021, limiting access to Reno for our California-based guests.

“At Atlantis, we have begun the redesign and upgrade of the hotel rooms in the first tower and expect to complete this project by mid-2022. Our consistent capital investment at Atlantis remains a key part of our ongoing strategy to deliver an exceptional guest experience.

“We expect that 2022 will be another year of strong operating performance and financial results. We continue to evaluate acquisition opportunities where we can fully leverage our development expertise and operational excellence. We remain committed to deploying capital in a manner that will position Monarch to grow and build long-term value for our loyal stockholders.”

Summary of 2021 Fourth Quarter Operating Results
In the 2021 fourth quarter, the Company generated net revenue of $111.1 million, an increase of 90.3% from $58.4 million in the prior-year quarter. Casino, food and beverage (“F&B”), and hotel revenue increased 74.1%, 111.4% and 156.6% year-over-year, respectively. The increase in revenue was driven primarily by the ramp up of operations at the Company’s hotel and expanded casino in Black Hawk. In the fourth quarter of 2020, both Atlantis and Black Hawk revenues were impacted by pandemic-related capacity and other regulatory limitations which remained in effect following the properties’ reopening.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2021 were $22.2 million compared to $18.5 million in the prior-year period, driven primarily by additional SG&A expenses to support the expanded Monarch Casino Resort Spa Black Hawk and by an increase in overall labor expense. As a percentage of net revenue, SG&A expense decreased to 20.0% compared to 31.6% in the prior-year period. Casino operating expense as a percentage of casino revenue increased to 34.0% during the fourth quarter of 2021 from 30.0% in the prior-year period, primarily due to increase in promotional expenses at Monarch Black Hawk. F&B operating expense as a percentage of F&B revenue decreased to 78.2% during the fourth quarter of 2021 from 88.1% in the prior-year period due to an effort to align menu prices with increased commodity prices and labor costs. Hotel operating expense as a percentage of hotel revenue decreased to 40.1% in the fourth quarter of 2021 compared to 60.6% in the same period a year ago, primarily due to the higher average daily rate (ADR) in the current period.

Income from operations for the fourth quarter of 2021 increased 395.0% compared to the same period last year. Net income increased 30.2% and diluted EPS increased 27.5%, as Net income in the fourth quarter of 2020 was positively impacted by a $10.3 million tax benefit. The Company generated consolidated Adjusted EBITDA of $39.0 million, an increase of $25.1 million, or 180.7%, over the same period a year ago. The increase in the EBITDA represents a 47.7% flow through of net revenue.

Credit Facility and Liquidity
Capital expenditures of $16.1 million in the fourth quarter of 2021 primarily included construction costs related to the ongoing renovation of a portion of the legacy Monarch Casino Resort Spa Black Hawk building and ongoing renovations at Atlantis. Capital expenditures were funded from operating cash flows. The Company expensed $0.7 million of interest in the fourth quarter of 2021 compared to $0.3 million in the fourth quarter of 2020.

During the fourth quarter of 2021, the Company made $18 million in principal payments on its Term Loan Facility. As of December 31, 2021, the Company had an outstanding principal balance of $90 million under the Term Loan and had no borrowings outstanding under its $70 million Revolving Credit Facility.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "anticipate," "believe," "expect," "seem," "look," "look forward," "positioning," "considering," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our expected operating results and strength of our balance sheet; (ii) our expectations regarding the growth and strength of the Reno and Black Hawk markets and our ability to increase market share and benefit from such growth; (iii) our beliefs regarding the quality of our products and guest services in Reno and Black Hawk, including as a premier destination gaming resort in Colorado; (iv) our expectations regarding the renovations at our resorts and the expected timing of the completion of such construction; (v) our expectations regarding the continued ramp up of our expanded resort and enhanced amenities at Monarch Casino Resort Spa Black Hawk and the timing of the opening of the new specialty restaurant; and (vi) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of the COVID-19 pandemic and any variants thereof ("COVID-19") on our business, construction projects, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, mask-covering mandates, social distancing and shelter-in-place orders, in connection with the COVID-19 pandemic;
  any potential decrease in guest visitations following the pent-up demand caused by COVID-19;
  any adverse impact on the U.S. economy which may result from recurring federal government stimulus efforts to address COVID-19 shutdowns and layoffs, such as inflation;
  our ability to manage guest safety concerns caused by COVID-19;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Resort Spa Black Hawk general contractor, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Resort Spa Black Hawk contractor, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently conducting discovery, and investigation of the claims by and against us is therefore ongoing;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  the impacts of inflationary pressures on our operating costs and expenses, as well as our ability to pass cost increases along to our customers;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the impacts of the potential outbreak of hostilities such as those threatened in Eastern Europe;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages and supply chain interruptions on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,400 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Monarch Casino Resort Spa Black Hawk features approximately 60,000 square feet of casino space; more than 1,000 slot machines; approximately 40 table games; a live poker room; a keno counter; and a sports book. The resort also includes 10 bars and lounges, as well as four new dining options including a twenty-four-hour full-service restaurant, Java etc. (a coffee and sandwich outlet), buffet-style restaurant and the Monarch Chophouse (a fine-dining steakhouse). Bistro Mariposa (elevated Southwest cuisine) will open in February 2022. The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:

John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data; unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020

Revenues
Casino	$64,898	$37,283	$233,413	$111,550
Food and beverage	26,787	12,671	91,080	43,162
Hotel	14,450	5,631	54,374	20,133
Other	4,933	2,792	16,510	9,568
Net revenues	111,068	58,377	395,377	184,413

Operating expenses
Casino	22,039	11,184	75,258	34,020
Food and beverage	20,936	11,169	72,684	36,123
Hotel	5,798	3,410	22,106	10,104
Other	2,036	1,345	7,668	4,465
Selling, general and administrative	22,205	18,475	84,427	60,395
Depreciation and amortization	10,120	5,780	38,428	17,324
Other operating items, net	2,130	1,801	4,929	6,711
Total operating expenses	85,264	53,164	305,500	169,142
Income from operations	25,804	5,213	89,877	15,271

Interest expense	(720)	(273)	(4,506)	(273)
Income before income taxes	25,084	4,940	85,371	14,998
(Provision) benefit for income taxes	(5,213)	10,320	(16,883)	8,680
Net income	$19,871	$15,260	$68,488	$23,678

Earnings per share of common stock
Basic	$1.06	$0.83	$3.68	$1.30
Diluted	$1.02	$0.80	$3.53	$1.25

Weighted average number of common shares and potential common shares outstanding
Basic	18,750	18,313	18,617	18,218
Diluted	19,509	19,047	19,427	18,877

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	December 31, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$33,526	$28,310
Receivables, net	8,881	3,736
Income taxes receivable	26,946	24,894
Inventories	7,159	7,823
Prepaid expenses	7,552	8,393
Total current assets	84,064	73,156
Property and equipment, net	580,807	572,507
Goodwill	25,111	25,111
Intangible assets, net	477	973
Deferred income taxes	-	130
Total assets	$690,459	$671,877
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$20,000	$12,500
Accounts payable	18,575	11,655
Construction accounts payable	58,891	49,771
Accrued expenses	42,967	34,705
Short-term lease liability	745	813
Total current liabilities	141,178	109,444
Deferred income taxes	19,617	13,220
Long-term lease liability	13,498	13,984
Long-term debt, net	68,152	167,162
Total liabilities	242,445	303,810
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 18,764,540 outstanding at December 31, 2021;
18,426,130 outstanding at December 31, 2020
Additional paid-in capital	41,426	34,498
Treasury stock, 331,760 shares at December 31, 2021; 670,170 shares at	(4,341)	(8,872)
December 31, 2020
Retained earnings	410,738	342,250
Total stockholders' equity	448,014	368,067
Total liabilities and stockholders' equity	$690,459	$671,877

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Adjusted EBITDA (1)	$39,015	$13,898	$137,294	$43,161
Expenses:
Stock based compensation	(961)	(1,104)	(4,060)	(3,855)
Depreciation and amortization	(10,120)	(5,780)	(38,428)	(17,324)
(Provision) benefit for income taxes	(5,213)	10,320	(16,883)	8,680
Interest expense	(720)	(273)	(4,506)	(273)
Pre-opening expenses (2)	-	(866)	(2)	(2,807)
Construction litigation expenses (2)	(2,132)	(823)	(5,117)	(1,611)
CO legislation lobbying expenses (2)	-	-	-	(1,397)
COVID-19 expenses (2) (3)	-	(54)	(108)	(738)
Litigation proceeds, net (2)	-	-	334	-
Insurance claims proceeds (2)	-	-	100	-
Gain (loss) on disposition of assets (2)	2	(58)	(136)	(158)
Net income	$19,871	$15,260	$68,488	$23,678

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)	Amount included in the "Other operating items, net" in the Consolidated Statement of Income.
(3)	Includes equipment and supplies directly attributable to the pandemic for reopening of properties; such expenses are incremental to normal operations.